Exhibit 10.1

AMENDMENT TO THE INPIXON 2018 EMPLOYEE STOCK INCENTIVE PLAN
DATED NOVEMBER 16, 2021

This Amendment (the “Amendment”) to the Inpixon 2018 Employee Stock Incentive Plan, as amended (the “Plan”) is made pursuant to Section 12 of the Plan. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

WHEREAS, the Plan was approved and adopted by the board of directors (the “Board”) of Inpixon (the “Company”) on January 4, 2018 and approved by the stockholders of the Company on February 2, 2018;

WHEREAS, Section 12.2 of the Plan provides that the Board may modify or amend the Plan in whole or in part and from time to time in such respects as it deems advisable;

WHEREAS, the Board has determined that it is in the best interest of the Company and its stockholders to amend the Plan as set forth below; and

WHEREAS, the stockholders of the Company approved this Amendment on November 16, 2021.

NOW THEREFORE, the Plan is amended as follows:

1. Section 1 is hereby amended and restated with the following:

“Shares Subject to the Plan.

Subject to an adjustment in accordance with Section 8, the maximum number of shares which may be issued under the Plan shall be forty million (40,000,000) shares of Common Stock, par value $0.001 per share (the “Initial Limit”), of the Company (the “Shares”), which shall automatically increase on the first day of each calendar quarter, beginning on January 1, 2022, and for each quarter thereafter through October 1, 2028, by a number of shares of Common Stock equal to the least of (i) 3,000,000 Shares, (ii) twenty percent (20%) of the outstanding Shares on the last day of the immediately preceding calendar quarter, or (iii) such number of Shares determined by the Committee (the “Quarterly Increase”). The Company shall at all times while the Plan is in effect reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of outstanding Awards granted under the Plan. The Shares subject to the Plan shall be either authorized and unissued shares or treasury shares of Common Stock. If any Award is forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires, or lapses for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if any Stock Appreciation Right is exercised for cash, the unpurchased Shares subject to such Awards shall again be available for distribution under the Plan (the “Unpurchased Shares”). Notwithstanding anything to the contrary herein, the aggregate number of shares of Common Stock underlying the Awards issued to the Eligible Persons during the term of the Plan may not exceed 120,000,000 shares (the “Total Limit”), provided that for the purposes of the determination of the Total Limit, (i) the number of shares of Common Stock shall be calculated at the moment, when the pertinent Award is issued and (ii) the number of Unpurchased Shares shall not count towards the Total Limit. Subject to such overall limitations, the maximum aggregate number of Shares that may be issued in the form of Incentive Stock Options shall not exceed the Total Limit.”

2. In all other respects, the terms and conditions of the Plan shall remain the same.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has adopted this Amendment, effective as of November 16, 2021.

INPIXON

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer